QuickLinks -- Click here to rapidly navigate through this document

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: December 12, 2003

NaPro BioTherapeutics, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-243201	84-1187753
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4840 Pearl East Circle, Suite 300W
Boulder, Colorado 80301
(Address of principal executive offices and Zip Code)

(303) 516-8500
(Registrant's telephone number, including area code)

Item 5. Other Events and Required FD Disclosure.

        (a)   Change in Annual Meeting Date. The Registrant (the "Company" or "we") has changed the date of its 2004 Annual Meeting of Stockholders. The 2004 Annual Meeting of Stockholders will now be held on July 6, 2004.

        (b)   Sale to Mayne Pharma and Risk Factors. Historically, the focus of our business had been the production and sale of paclitaxel, a naturally occurring chemotherapeutic anti-cancer agent found in certain species of yew, or Taxus, trees, and a majority of the NaPro's resources were devoted to this endeavor. As previously reported, on December 12, 2003, we completed the sale of our worldwide generic injectable paclitaxel business to Mayne Pharma (USA) Inc.

        We are now a pharmaceutical company focused on research and development in two distinct areas:

  •
  novel, anti-cancer agents, and

  •
  novel genomic technologies, primarily in the area of gene editing, for applications in human therapeutics, diagnostics, and pharmacogenomics (we refer to these technologies as gene editing).

  Oncology Products

        We are developing several targeted and non-targeted compounds that we believe have potential as anti-cancer agents to treat a variety of cancers including small cell lung, prostate, pancreatic, colorectal cancers and squamous cell head and neck carcinomas. Non-targeted compounds are traditional cytotoxic chemotherapeutic agents which are intended to be used either as single agents or in combination with other approved compounds. By contrast, our "targeted" compounds consist of conjugates of a cytotoxic agent coupled to a peptide, which selectively and specifically target certain types of tumor cells. It is our belief that coupling cytotoxic agents with targeting agents will lead to greater safety and efficacy when compared to the untargeted cytotoxic chemotherapy agents currently available on the market. We are testing targeted compounds in various in-vitro assays and animal models, and are currently undertaking the development work necessary to introduce these agents into human clinical trials. These targeted compound programs are being performed at NaPro facilities and in collaboration with academic researchers under the direction of our drug development team.

        We are developing a non-targeted compound, similar to paclitaxel, designed to overcome the primary mechanisms leading to taxane drug resistance, specifically the development of mutant tubulin by cancer cells and multiple drug resistance. We expect this compound to enter clinical testing during 2004. The clinical development of oncology drugs has many opportunities for failure. Clinical development of our lead compound is expected to take at least five years followed by lengthy review by the FDA. FDA review will likely add at least another year to development prior to commercialization, suggesting that sales of this compound, if development is successful, would not likely commence before 2010.

  Genomics Products

        In the field of genomics, we are engaged in the discovery, patenting, and development of a range of products using our proprietary gene editing technology. Employing this technology, we are developing products that specifically and precisely edit genes. We believe these products can contribute to the prevention and treatment of many different types of disease, both inherited and acquired. Among the disorders we are researching are Sickle Cell disease and Huntington's disease. We are in the early stages of this development and our prospects for success, if any, cannot be measured at this time.

        We have also entered into a 20-year gene editing technology license with the University of Delaware and Thomas Jefferson University. One of the licensed technologies allows us to use proprietary oligonucleotides to make small, specifically targeted modifications in the chromosomes of a target animal or plant. With this technology, we are attempting to develop products and processes that may allow us to effectively treat certain human genetic disorders and/or develop processes to detect genetic variations in a patient's genes that may indicate which patients will better respond to specific medication or experience fewer, or less severe side effects.

        We may also be able to manufacture diagnostics, reagents, cell lines and animal models that can be used by the scientific and medical research community to further their own research. This technology may permit specific control over changes in any genome under examination and should help determine the function of genes and the consequences of natural variations in chromosomes in research, therapeutic, and agricultural applications. Using this technology, we formed a business around the sale of genomics related reagents, molecular diagnostic tools and services that can predict predisposition, disease identification, disease progression and dose effectiveness, as well as toxicity.

        We have determined that the speed and probability of approval of oncology programs in the near term is higher than for our gene-editing therapeutics and that the timelines for development are likely to be shorter, therefore, we have decided to focus our long-term efforts and internal resources in the oncology area. We will continue over the short term to spend resources in the gene-editing area primarily with the intent of developing adequate data to support finding partners or purchasers of the opportunities of the gene-editing technology. This allocation of effort and resources will continually be reviewed and is subject to change based on the data being generated by each individual program.

        In addition to oncology and gene editing research and development activities, we are also actively engaged in evaluating the in-licensing or purchase of potential new products and/or technologies, whether or not those products or technologies are derived from natural products, are chemotherapeutic agents, or complement our gene editing technology. Our evaluation of new products and technologies may involve the examination of individual molecules, classes of compounds, or platform technologies, in both cancer and other therapeutic areas. Acquisitions of new products or technologies may involve the purchase of such products or technologies, or the acquisition of, or merger with, other companies. In the event we enter into any such relationships or transactions, we may consider using available cash, issuing equity securities or increasing our debt. We also may evaluate disposing of assets or operations from time to time. Such transactions could materially affect our capital structure.

Risk Factors

        In light of the sale of our paclitaxel business to Mayne Pharma in December 2003 and the resulting changes to our business highlighted above, you should carefully consider the following risk factors related to our current business operations before making an investment decision. Additional risks of which we are not yet aware or that we currently think are immaterial may also impair our business operations. If any of the events or circumstances described in the following risk factors actually occurs, our business may suffer, the trading price of common stock could decline, and you may lose all or part of your investment.

Risks Related to Research and Development

  Our product candidates and technologies are in an early state of development and there is a high risk that they may never be commercialized because of the costs of continuing development or for other reasons.

        Until the sale of our paclitaxel business last year, we had devoted substantially all our efforts to the development and implementation of extraction, isolation, purification and semisynthetic technologies for the production of paclitaxel. As a result of the sale, we do not currently have any product candidates that have received regulatory approval for commercial sale, and we face the risk that none of our other product candidates will ever receive regulatory approval. In addition, any products that we develop may not be economical to manufacture on a commercial scale. Even if we develop a product that becomes available for commercial sale, we cannot be certain that consumers will accept the product. All of these product candidates are in early stages of development. Our existing product candidates will require extensive additional clinical evaluation, regulatory review, marketing efforts and significant investment before they result in any revenues. We do not expect any of our prospective products or technologies to be commercially available for at least several years and our efforts may not lead to commercially successful products for a number a reasons including the inability to be proven safe and effective in clinical trials, the lack of regulatory approvals or obtaining regulatory approvals that are narrower than we seek, inadequate financial resources to complete the development and commercialization of our product candidates or the lack of acceptance in the marketplace. As results of future stages of preclinical work and clinical trials become available and are evaluated, we may decide at any time to discontinue any further development of one or more of our potential products.

  Our efforts in researching and developing a broad range of new potential products and technologies may divert available capital or management's attention from other portions of our business and could adversely affect our financial position.

        The development of pharmaceutical products and technologies is expensive and time-consuming. Most of our efforts in the research and development of pharmaceutical products has been in the oncology industry in general and paclitaxel in particular. However, we are currently in the process of targeting new products and technologies including targeted oncology and gene editing, both of which are broad technology platforms. Our ability to develop any of these new products and technologies will depend on our access to available capital to fund related research and development, marketing and manufacturing activities. If we are unable to adequately fund research and development, marketing or manufacturing activities related to products and technologies, our ability to establish new products and technologies could be severely limited. In addition, our ability to develop new products and technologies will depend on our management's ability to focus sufficient time and efforts to these projects. If management's attention is focused on any particular product to the exclusion of other potentially promising products, our ability to develop new products, increase our revenues and achieve profitability may be adversely affected. These new products and technologies also may require new, experienced personnel and our ability to find adequate staff to develop these products and technologies is uncertain. In addition, even if we are able to develop new products and technologies, we may need to find third-party strategic partners and/or contractors to manufacture, market or sell any such products and technologies. Our ability to develop profitable products and technologies is uncertain and will depend on our management's ability to devote sufficient attention to this process, including negotiating acceptable terms with third-party partners and contractors and managing and controlling outsourcing arrangements.

  Our potential products and technologies must undergo rigorous clinical testing and regulatory approvals, which could substantially delay or prevent us from marketing any products.

        The clinical trial progress is complex, uncertain and expensive. Positive results from preclinical studies and early clinical trials do not ensure positive results in clinical trials designed to permit application for regulatory approval. Prior to marketing in the United States, any product developed by us must undergo rigorous preclinical testing and clinical trials as well as an extensive regulatory approval process implemented by the FDA. The FDA approval process is typically lengthy and expensive, and approval is never certain. Because of the risks and uncertainties in biopharmaceutical development, our oncology and gene editing products and technologies could take a significantly longer time to gain regulatory approval than we expect or may never gain FDA approval. If we do not receive these necessary approvals from the FDA, we will not be able to generate substantial revenues and will not become profitable. We may encounter significant delays or excessive costs in our efforts to secure regulatory approvals. Factors that raise uncertainty in obtaining these regulatory approvals include:

  •
  targeted oncology and gene editing are new, largely unproven, and rapidly evolving technologies;

  •
  there has been only limited research and development in gene editing technologies, which may cause clinical trials to proceed more slowly than clinical trials involving traditional drugs;

  •
  FDA approval, which may be withheld, is required to begin clinical trials of our potential oncology and gene editing products and technologies;

  •
  we must demonstrate through clinical trials that a proposed product or technology is safe and effective for its intended use;

  •
  we are not aware of any targeted oncology or gene editing products, using technology similar to our technology, that have obtained marketing approval from the FDA;

  •
  the regulatory requirements governing gene editing technologies are uncertain and are subject to change;

  •
  none of our proposed products or technologies have yet been involved in clinical tests designed to measure their safety or effectiveness in humans;

  •
  the manufacturing processes or facilities we have selected may not meet applicable requirements;

  •
  data obtained from preclinical and clinical activities are susceptible to varying interpretations which could delay, limit or prevent regulatory approvals; and

  •
  gene editing products will likely require additional regulatory scrutiny and oncology products may require regulatory scrutiny including the involvement of the Recombinant Advisory Committee

        Our clinical trials for our oncology and/or gene editing products may not demonstrate the safety and efficacy of our potential products, and we may encounter unacceptable side effects or other problems in the clinical trials. Should this occur, we may have to delay or discontinue development of the potential product that causes the problem. After a successful clinical trial, we cannot market products in the United States until we receive regulatory approval. Failure to comply with applicable FDA or other regulatory requirements may result in criminal prosecution, civil penalties and other actions that would seriously impair our ability to conduct our business. If we are able to gain regulatory approval of our products after successful clinical trials and then commercialize and sell those products, we may be unable to manufacture enough products to maintain our business, which could have a negative impact on our financial condition. Even if regulatory approval is granted for a product, this approval will be limited to those disease states and conditions for which the product is useful, as demonstrated through clinical trials. In addition, regulatory agencies may not approve the labeling claims that are necessary or desirable for the successful commercialization of our product candidates.

        Even if we receive regulatory approvals, our product candidates may later exhibit adverse effects that limit or prevent their widespread use or that force us to withdraw those product candidates from the market. In addition, a marketed product continues to be subject to strict regulation after approval. Any unforeseen problems with an approved product or any violation of regulations could result in restrictions on the product, including its withdrawal from the market. Any delay in, or failure to receive or maintain regulatory approval for, any of our products could prevent us from ever generating meaningful revenues or achieving profitability.

  Our oncology and gene editing technologies are still new and developing; very little data exists and new information may arise which may cause us delays in designing our protocols, submitting applications that satisfy all necessary regulatory review requirements, and ultimately initiating and completing the clinical trials of our products.

        Clinical trials are regulated by the FDA. Our oncology and gene editing technologies are new, and we have limited historical data from preclinical studies or clinical trials that are often necessary to satisfy the FDA's regulatory review process. In addition, as new information about each technology becomes available, it may change perceptions of previously accepted data, which could require additional periods of time to review and interpret these data. As a result, we may find deficiencies in the design or application stages while developing our clinical trial studies, or in the subsequent implementation stages of such studies, which could cause us or the FDA to delay, suspend or terminate our trials at any time. Potential problems we may encounter in the implementation stages of our studies include the chance that we may not be able to conduct clinical trials at preferred sites, obtain sufficient test subjects or begin or successfully complete clinical trials in a timely fashion, if at all. Furthermore, the FDA may suspend clinical trials at any time if it believes the subjects participating in trials are being exposed to unacceptable health risks or if it finds deficiencies in the clinical trial process or conduct of the investigation.

  We may be required to obtain rights to proprietary technologies to further develop our business, which may not be available or may be costly.

        Both our oncology and gene editing programs may require the use of multiple products or technologies proprietary to other parties. Third party suppliers may not be able to furnish us with a supply of these products sufficient to satisfy our requirements. In addition, we may be required to obtain licenses to these gene sequences or proteins or other technology in order to manufacture, test, use or market our products. We may not be able to obtain additional licenses we may need in the future on terms acceptable to us. Our inability to obtain any one or more of these licenses, on commercially reasonable terms, or at all, or to circumvent the need for any such license, could cause significant delays and cost increases and materially affect our ability to develop and commercialize our product candidates. In connection with our efforts to obtain rights to these proprietary technologies, we may find it necessary to convey rights to our technology to others. Some of our products may require the use of multiple proprietary technologies. Consequently, we may be required to make cumulative royalty payments to several third parties. These cumulative royalties could become commercially prohibitive. We may not be able to successfully negotiate the amounts of these royalties on terms acceptable to us.

        Any such licenses may obligate us to exercise diligence in pursuing the development of product candidates, to make specified milestone payments and/or to pay royalties. Our inability or failure to meet any such diligence requirements or make any required payments would likely result in a reversion to the licensor of the rights granted which could materially and adversely affect our ability to develop and market products based on our licensed technologies.

  Adverse events in the field of targeted oncology and gene editing may negatively impact regulatory approval or public perception of our potential products and technologies resulting in decreased demand.

        The commercial success of our potential products and technologies will depend in part on public acceptance of the use of gene editing for the prevention or treatment of human diseases. Public attitudes may be influenced by claims that gene editing is unsafe, and consequently our products may not gain the acceptance of the public or the medical community. Negative public reaction in general could result in greater government regulation and stricter labeling requirements of gene editing products, including any of our products, and could cause a decrease in the demand for any products we may develop.

        Deaths and other potentially serious adverse events in the field of targeted oncology or gene editing, as well as any potential adverse events from other types of drug development clinical trials, may occur and could both adversely affect public perceptions and result in greater governmental regulation of our potential products and potential regulatory delays relating to the testing or approval of our potential products.

  Our ability to maintain our licenses is dependent on our ultimate success in our development programs.

        In November 2000, we entered into a license agreement with the University of Delaware and Thomas Jefferson University for exclusive, worldwide rights to certain patents and other intellectual property relating to the use of proprietary molecules for the editing of genes in humans, animals, plants, viruses and microbes. To date, most of our experience in the research and development of pharmaceutical products has been focused on the oncology industry in general and paclitaxel in particular. Our efforts to develop our gene editing technology involve many risks, including:

  •
  our ability to successfully develop and commercialize any products using our gene editing technology;

  •
  our ability to obtain rights to other technologies that may be necessary to develop our gene editing technology;

  •
  possible adverse events in the field of gene therapy that could negatively impact regulatory approval or public perception of our potential products; and

  •
  competition in the field of genomics.

        Our failure to commercialize the technology under the license agreement with the University of Delaware and Thomas Jefferson University will allow the licensor to terminate certain portions of the license which could make it more difficult to develop new products and technologies in gene editing. If our efforts in developing our gene editing technology are unsuccessful, our financial condition and results of operations could be significantly harmed.

  We may be unable to attract and retain the qualified employees we need to be successful.

        We are highly dependent on members of our staff that lead or play critical roles in our research and development efforts. We require highly qualified and trained scientists with the necessary skills to develop our product candidates. Recruiting and retaining qualified technical and managerial personnel will also be critical to our success. We face intense competition for these professionals from other companies in our industry and the turnover rate for these professionals can be high. The loss of any of these persons, or our inability to recruit additional personnel necessary to our business, could substantially impair our research and development efforts and impede our ability to develop and commercialize any of our products. In addition, we rely on other consultants and advisors to assist us in formulating our research and development strategy. Some have consulting or other advisory arrangements with other entities that may conflict or compete with their obligations to us.

        In addition, we rely on stock options to compensate existing employees and attract new employees. We are currently not required to record stock-based compensation charges if the employee's stock option exercise price equals or exceeds the fair value of our common stock at the date of grant. However, these accounting methods regarding expensing stock options are subject to further review, interpretation and guidance from relevant accounting authorities, including the Securities and Exchange Commission. The Financial Accounting Standards Board has announced its support for recording expense for the fair value of stock options granted. Such a change in our accounting policy would require us to record expense for the fair value of stock options granted and retroactively restate prior periods. If we are required to expense stock options, we may then choose to reduce our reliance on stock options as a compensation tool which could make it more difficult for us to attract and retain qualified employees.

  Testing of our potential products and technologies relies heavily on the voluntary participation of both study centers and patients in our clinical trials, which is not within our control, and could substantially delay or prevent us from completing development of such products and technologies.

        The developmental progress of our potential products and technologies is dependent upon collection of sufficient amounts of data from human clinical trials to demonstrate safe and effective results. This data can only be collected by testing our development products on patients in these trials at approved study centers. We may experience difficulties in enrolling either study centers or patients in our clinical trials. Any delay or failure to recruit sufficient numbers of either study centers or patients to satisfy the level of data required to be collected under our clinical trial protocols could delay or prevent us from developing any products and technologies we may target and generating revenue from product sales. Our product development costs will also increase if we need to perform more or larger clinical trials than planned.

  Our operations may be impaired unless we can successfully manage our growth.

        Prior to achieving FDA approval of our products, we may expand our research and development, product development, and administrative operations. This expansion is expected to place a significant strain on our management, operational and financial resources. Our ability to manage further growth will depend our ability to:

  •
  implement and improve operational and financial systems, procedures and controls;

  •
  hire, train and manage additional employees;

  •
  develop a successful research and development program;

  •
  build adequate manufacturing operations or engage third party manufacturers;

  •
  hire a sales and marketing force or engage third parties to provide these services.

        We cannot assure you that our current and planned personnel, systems, procedures and controls will be adequate to support our anticipated growth or that we will be able to hire, train, retain, motivate and manage required personnel. Management may be unable to successfully identify, manage and exploit existing and potential market opportunities. Our failure to manage growth effectively could limit our ability to achieve our research and development and commercialization goals.

  If we acquire any other products or business operations, we will incur a variety of costs, and we may never realize the anticipated benefits of the acquisition.

        We may attempt to acquire product candidates, or other potentially beneficial technologies, through in-licensing or the acquisition of businesses, services or products that we believe are a strategic fit with our business. Although we currently have no commitments or agreements with respect to any acquisitions, if we undertake an acquisition, the process of integrating the acquired business, technology, service or product may result in unforeseen operating difficulties and expenditures and may divert significant management attention from our ongoing business operations. Moreover, we may fail to realize the anticipated benefits of any acquisition for a variety of reasons, such as an acquired product candidate proving to not be safe or effective in later clinical trials. We may issue equity or debt securities to fund any future acquisition which dilute the ownership of our stockholders. In addition, we may devote resources to potential acquisitions that are never completed.

  We may not be successful in obtaining required foreign regulatory approvals, which would prevent us from marketing our products internationally.

        We cannot be certain that we will obtain any regulatory approvals for our potential products and technologies in other countries. In order to market our products outside of the United States, we also must comply with numerous and varying foreign regulatory requirements implemented by foreign regulatory authorities governing the conduct of clinical trials, product licensing, pricing and reimbursement. The approval procedure varies among countries and can involve additional testing. The time required to obtain approval may differ from that required to obtain FDA approval and approval by the FDA does not ensure approval by the health authorities of any other country. The process of obtaining foreign regulatory approvals can be lengthy and require the expenditure of substantial capital and resources. We may not be successful in obtaining the necessary approvals. Any delay or failure to demonstrate the safety and effectiveness of a pharmaceutical product candidate under development and obtain foreign regulatory approval could have a material adverse effect on our business.

  We rely on third-parties to perform certain services for us and any interruption or termination of these arrangements may adversely affect our business.

        We rely on third-party contractors to provide certain services related to our research and development activities. Contractors handle our U.S. and international regulatory affairs, provide certain technical and analytical services and manage certain aspects of our clinical development. Our outsourcing of certain functions to independent, third parties poses the following risks:

  •
  our contracts with independent contractors may expire or be terminated, and we may not be able to replace them;

  •
  some of our arrangements with contractors are not governed by long-term, written contracts;

  •
  a contractor may not commit sufficient resources to the project;

  •
  a contractor may file for bankruptcy protection or otherwise lack sufficient resources to perform all of its obligations under our agreement;

  •
  the terms of our contracts with contractors may not be favorable to us;

  •
  disputes with our contractors may arise, leading to delays in or termination of the development or commercialization of our products or resulting in significant litigation or arbitration proceedings; and

  •
  contracts with our strategic partners may fail to provide significant protection or may fail to be enforced if one of these partners fails to perform.

        The failure of our third-party contractors to provide services to us in a timely manner could materially harm our business and financial condition. In addition, our use of outside parties could potentially lead to difficulties in coordinating activities. Outside parties may have staffing difficulties, may undergo changes in priorities or may become have inadequate financial or other resources, adversely affecting their willingness or ability to provide certain services to us. We may experience unexpected cost increases that are beyond our control. Problems with the timeliness or quality of the work of a third party contractor may lead us to seek to terminate the relationship and use an alternative service provider. However, making this change might be costly and may delay our trials. Further, contractual restrictions may make such a change difficult or impossible. Additionally, it may be impossible to find a replacement organization that can assist us in an acceptable manner and at an acceptable cost.

  Our use of hazardous materials exposes us to the risk of material environmental liabilities, and we may incur substantial additional costs to comply with environmental laws in connection with the operation of our research and manufacturing facilities.

        Because we may use radioactive materials and other hazardous or biohazardous substances in our research and development, we are potentially subject to material liabilities related to personal injuries or property damages that may be caused by the spread of radioactive contamination or by other hazardous substance releases or exposures at, or from, our facilities. Decontamination costs associated with radioactivity releases, other clean-up costs, and related damages or liabilities could be significant and could harm our business. The cost of this liability could exceed our resources.

        We are required to comply with increasingly stringent laws and regulations governing environmental protection and workplace safety, including requirements governing the handling, storage and disposal of radioactive and other hazardous substances and wastes, and laboratory operating and safety procedures. These laws and regulations can impose substantial fines and criminal sanctions for violations. Maintaining compliance with these laws and regulations with regard to our operations could require substantial additional capital. These costs could decrease our ability to conduct operations in a cost-effective manner.

Risks Related to the Pharmaceutical Business We May Develop in the Future

  Acceptance of our products in the marketplace is uncertain, and failure to achieve market acceptance will limit our ability to generate revenue and become profitable.

        Our potential products and technologies, if developed, may not achieve market acceptance among physicians, patients or the medical community in the United States or any other primary world market, including Europe, in which they may be approved for commercial sale. The degree of market acceptance will depend on a number of factors, including:

  •
  the establishment and demonstration in the medical community of the safety and efficacy of our potential products and technologies;

  •
  pricing and reimbursement policies of government and third-party payors such as insurance companies, health maintenance organizations and other plan administrators; and

  •
  the effectiveness of our strategic partners' sales and marketing efforts.

        Physicians, patients, payors or the medical community in general may be unwilling to accept, utilize or recommend our potential products or technologies. Physicians will prescribe our products only if they determine, based on experience, clinical data, side effect profiles and other factors, that they are preferable to other products then in use or beneficial in combination with other products. Recommendations and endorsements by influential physicians will be essential for market acceptance of our products, and we may not be able to obtain these recommendations and endorsements.

        Many other factors influence the adoption of new pharmaceuticals, including marketing and distribution restrictions, adverse publicity, product pricing and reimbursement by third-party payors. Even if our product candidates achieve market acceptance, the market may not be large enough to result in significant revenues. The failure of our product candidates to achieve market acceptance would prevent us from ever generating meaningful product revenues.

  We expect that we will face significant competition, which could limit our ability to become profitable.

        In the event we develop and commercialize products and technologies in the future, our competitors may develop more effective, safer or more affordable products and technologies, or commercialize products earlier than we do. If our competitors are successful in this respect, it could limit the prices that we are able to charge for the products that we market, and prevent us from becoming profitable. In some cases, competing products could render obsolete any products we eventually develop. We expect competition from fully integrated pharmaceutical companies and more established biotechnology companies as well as government universities and public and private research institutions. These companies and institutions conduct research, seek patent protection and establish collaborative arrangements for product development and marketing. Most of these companies and institutions have significantly greater financial resources and expertise than we do in the following:

  •
  research and development;

  •
  preclinical studies and clinical trials;

  •
  obtaining regulatory approvals;

  •
  manufacturing; and

  •
  marketing and distribution.

        Smaller companies may also prove to be significant competitors, particularly through collaborative arrangements with large pharmaceutical companies or other organizations. In addition, other companies and institutions compete with us in recruiting and retaining highly qualified scientific and management personnel.

  Technological change may make any products and technologies we develop less attractive or obsolete.

        The development of targeted oncology and gene editing products are new and rapidly evolving technologies and are expected to continue to undergo significant and rapid technological change. Rapid technological development could result in our actual and proposed technologies, products or processes becoming less attractive or obsolete.

  If we are unable or fail to adequately protect our proprietary technologies, third parties may be able to use our technology, which could impair our ability to commercialize our products, and to compete in the marketplace.

        Our success in commercializing, producing and marketing products and technologies in the future depends in part on our ability to obtain patents and maintain adequate protection of the intellectual property related to our technologies and products. The patent positions of biotechnology companies, including our patent position, are generally uncertain and involve complex legal and factual questions. We will be able to protect our proprietary rights from unauthorized use by third parties only to the extent that our proprietary technologies are covered by valid and enforceable patents or are effectively maintained as trade secrets. The laws of some foreign countries do not protect proprietary rights to the same extent as the laws of the United States, and many companies have encountered significant problems in protecting and defending their proprietary rights in foreign jurisdictions. We may also incur substantial cost in asserting claims against, and defending claims asserted against us by, third parties to prevent the infringement of our patents and proprietary rights by others. Participation in such infringement proceedings may adversely affect our business and financial condition, even if the eventual outcome is favorable.

        We have applied and will continue to apply for patents covering our technologies, processes and products as and when we deem appropriate. However, these applications may fail to result in issued patents. Before a patent is issued, its coverage can be significantly narrowed. We cannot predict the breath of claims that will be allowed in our existing patents and any future patents we obtain and such patents may not be sufficiently broad to prevent others from using our technologies or from developing competing products in the future. Once such patents have issued, we cannot predict how the claims will be construed or enforced. Furthermore, others may independently develop similar or alternative technologies or design around our patents. In addition, our patents may be challenged or invalidated or fail to provide us with any competitive advantage. Patents already issued or patents that may be issued to us could become subject to dispute in the United States or opposition proceedings in other countries. Any of these proceedings could result in the limitation or loss of rights.

        We also rely on trade secrets and other proprietary information to develop and protect our competitive position. While we believe that we have protected our trade secrets, some of our current or former employees, consultants, scientific advisors or collaborators could make unauthorized disclosures of our confidential information to competitors or use our technology for their own benefit. Enforcing a claim alleging the infringement of our trade secrets would be expensive and difficult to prove, making the outcome uncertain. Our competitors may also independently develop equivalent knowledge, methods and technology or gain access to our proprietary information through some other means.

  Litigation or third-party claims of intellectual property infringement could require us to spend substantial time and money and adversely affect our ability to develop and commercialize future products.

        Our commercial success depends in part on our ability to avoid infringing patents and proprietary rights of third parties and not breaching any licenses that we have entered into with regard to any future products. Other parties have filed, and in the future are likely to file, patent applications covering technologies we are developing. If patents covering technologies required by our operations are issued to others, we may have to rely on licenses from third parties, which may not be available on commercially reasonable terms, or at all.

        Third parties may accuse us of employing their proprietary technology without authorization. In addition, third parties may obtain patents that relate to our technologies and claim that our use of such technologies infringes their patents. Such claims could require us to incur substantial costs, regardless of the merit of the claims, including the diversion of management and technical personnel in defending us against any such claims or enforcing our patents. In this regard, we may be required to defend a lawsuit or defend a proceeding in the United States Patent and Trademark Office, either of which can be expensive and time consuming. In the event that a successful claim of infringement is brought against us, we may need to pay damages and obtain one or more licenses from third parties. We may not be able to obtain these licenses at a reasonable cost or on satisfactory terms, or at all. If we were unable to obtain such licenses, our ability to develop and commercialize our products would be significantly impaired and our business and financial condition would be materially harmed. We could also be prohibited from making, using, selling or offering for sale our product candidates if we are found to be infringing. In addition, we could incur substantial cost in defending ourselves and indemnifying our strategic partners in patent infringement or proprietary rights violation actions brought against them relating to their development and commercialization of our products.

  We have no experience in manufacturing our potential therapeutic products, and no manufacturing facilities, which raises uncertainty about our ability to manufacture our potential therapeutic products cost-effectively.

        Even if we are able to develop our potential products and obtain necessary regulatory approvals, we have no experience in manufacturing any of our proposed product candidates on a commercial basis. We also have no laboratories or manufacturing facilities for such commercial manufacturing activity. If we are unable to manufacture our products in a cost-effective manner, we are not likely to become profitable. We have not received a license from the FDA for any necessary manufacturing facilities, and cannot apply for one until we submit a new potential product for commercial approval. Even if we do receive a manufacturing license, we may fail to maintain adequate compliance with the FDA's regulations concerning current good manufacturing practices, in which case the license, and our authorization to manufacture the product, would be revoked. Unless we build our own manufacturing facilities, we will have to rely on third parties to manufacture our products. Although we may be able find third-party manufacturers with experience and the proper licensing requirements from the FDA, we may not be able to negotiate favorable terms regarding costs or a long-term commitment to manufacture our products. Our dependence on third parties may reduce future profit margins and delay or limit our ability to develop and commercialize our products on a timely and competitive basis.

  We have no experience in marketing or selling our potential therapeutic products and technologies, which raises uncertainty about our ability to commercialize our potential therapeutic products cost-effectively.

        Even if we are able to develop our potential therapeutic products and technologies and obtain necessary regulatory approvals, we have no experience in marketing or selling any of our proposed products. We do not anticipate establishing our own sales and marketing capabilities for any potential therapeutic products in the foreseeable future. We may not be able to develop adequate marketing capabilities for our potential therapeutic products either on our own or through other third parties. To the extent that we enter into sales and marketing arrangements through third parties, our product revenues are likely to be lower than if we directly marketed and sold our products, and some or all of the revenues we receive will depend upon the efforts of third parties, and these efforts may not be successful. Additionally, building marketing and distribution capabilities may be more expensive than we anticipate, requiring us to divert capital from other intended purposes or preventing us from building our marketing and distribution capabilities to the desired levels. If we are unable to establish sales, marketing or distribution capabilities either by developing our own sales, marketing and distribution organization or by entering into agreements with others, we may be unable to successfully sell any products that we are able to begin to commercialize and our ability to generate revenues will be harmed.

  We may be required to rely on strategic partners for the development, marketing and manufacturing of future products and technologies which may delay or impair our ability to generate significant revenue and may otherwise adversely affect our profitability.

        We may rely on strategic partners for the development, marketing and manufacturing of future products and technologies. Our reliance on strategic partners poses the following risks:

  •
  it may be difficult to successfully negotiate arrangements with potential strategic partners on acceptable terms;

  •
  if an arrangement with a strategic partner expires or is terminated, we may not be able to replace them on the same terms;

  •
  a partner involved in the development of new products or technologies may not commit enough capital or other resources to develop or commercialize these products or technologies successfully;

  •
  our strategic partners may decide not to further develop or commercialize our products;

  •
  a strategic partner may not commit enough resources to the marketing and distribution of our products;

  •
  we may have disputes with strategic partners which could delay or terminate the development or commercialization of our products or result in significant litigation or arbitration proceedings;

  •
  contracts with our strategic partners may not provide significant protection or may fail to be enforced if one of these partners fails to perform;

  •
  our strategic partners could develop drugs which compete with our products;

  •
  our strategic partners could turn their focus away from oncology, gene editing or other areas of our research and development, as the case may be;

  •
  our strategic partners who may manufacture future products could fail to operate their facilities in accordance with federal good manufacturing practices regulations; and

  •
  third-party manufacturers may be unable to manufacture products in a cost-effective or timely manner.

        There is a great deal of uncertainty regarding the success of our current and future strategic efforts related to potential products and technologies. The failure of these strategic efforts would materially harm our business and financial condition and could force us to discontinue operations.

  In the event we receive regulatory approval for our product candidates, we will be subject to ongoing regulatory obligations.

        Even if we receive regulatory approval of a product candidate, we will continue to be subject to stringent regulatory obligations such as safety reporting requirements and additional post-marketing obligations, including regulatory oversight of the promotion and marketing of our products. In addition, we or our third-party manufacturers will be required to follow regulations setting forth current good manufacturing practices. These regulations cover all aspects of the manufacturing, testing, quality control and record keeping relating to our product candidates. We or our third-party manufacturers would also have to pass a pre-approval inspection of manufacturing facilities by the FDA and foreign authorities before obtaining marketing approval. We would be subject to periodic inspection by these regulatory authorities. These inspections may result in compliance issues that could prevent or delay marketing approval, or require us to devote significant financial or other resources to address. If we fail to comply with applicable regulatory requirements, we may be subject to fines, suspension or withdrawal of regulatory approvals, product recalls, seizure of products, operating restrictions and criminal prosecution.

  Legislative and regulatory proposals to reduce the cost of health care could adversely affect our business.

        There have been a number of federal and state proposals in the United States to implement government controls on pricing and other efforts to reduce the cost of health care, including proposals to reform health care or reduce government insurance programs. Our business is affected by these efforts and these efforts could adversely affect prices of our products. In addition, government pricing controls exist in varying forms in other countries. The emphasis on managed care in the United States has also increased and will likely continue to increase the pressure to reduce the prices of pharmaceutical products. We cannot predict whether any of these proposals will be adopted or the effect these proposals or managed care efforts may have on our business. In addition, the current discussion of drug reimportation into the United States could also affect our future business operations. Some proposals would permit the reimportation of approved drugs that were originally manufactured in the United States from other countries where the drugs were sold at a lower price. These and other initiatives could decrease the price we or any potential collaborators receive for our products, adversely affecting our profitability. The pendency or approval of such proposals could result in a decrease in our stock price or limit our ability to raise capital or to obtain strategic partnerships or licenses.

  If product liability lawsuits are successfully brought against us, we may incur substantial liabilities and may be required to limit commercialization of our product candidates.

        Our business may expose us in the future to product liability risks, which are inherent in the testing, manufacture, marketing and sale of pharmaceutical products. Product liability claims might be brought against us by consumers or health care providers or by pharmaceutical companies or others, including our strategic partners, selling our products. If we complete clinical testing for our product candidates and receive regulatory approval to market our products, we will include appropriate warnings on our products that identify the known potential adverse effects and the patients who should not receive our product. We cannot assure that physicians and patients will comply with these warnings.

        If we cannot successfully defend ourselves against such claims, we may incur substantial liabilities or be required to limit commercialization of our present products and future product candidates. We currently maintain product liability insurance in the amount of $10 million per policy year and, in the absence of a commercial compound or ongoing clinical trials, we are currently evaluating whether to cancel or reduce the coverage of such policy. We cannot predict all of the possible harms or side effects that may result and, as a result, the amount of insurance coverage we currently hold, or that we may obtain, may not be adequate to protect us from any liabilities. We may require increased liability coverage as we use our product candidates in clinical trials and later develop and commercialize these products. Further, insurance coverage is becoming increasingly expensive, and we do not know whether we will be able to maintain insurance coverage at a reasonable cost or in sufficient amounts to protect us against losses due to liability. A successful product liability claim brought against us in excess of our insurance coverage or a product recall could adversely affect our business, results of operations and financial condition.

  We may be unable to effectively price our products or obtain adequate reimbursement for sales of our products, which would prevent our products from becoming profitable.

        Our potential products, if developed and commercialized, may not be considered cost-effective, and coverage and adequate payments may not be available or may not be sufficient to allow us to sell these products on a competitive basis. In both the United States and elsewhere, sales of medical products and treatments are dependent, in part, on the availability of reimbursement from health maintenance organizations, other private insurance plans, governmental programs such as Medicare, and other third-party payors. Third-party payors are increasingly challenging the prices charged for pharmaceutical products and services.

Risks Related to Financing Our Operations

  We have a history of net losses. We expect to continue to incur net losses, and we may not achieve or maintain profitability.

        We have incurred net losses each year since our inception, including net losses of approximately $16.6 million in 2000, $25.8 million in 2001 and $8.7 million in 2002. As of October 1, 2003, we had an accumulated deficit of approximately $114.6 million. We expect our operating losses (excluding the gain from the sale of the paclitaxel business) to continue for the foreseeable future. Our research and development expenditures, cost of products sold, and general and administrative costs have exceeded our revenues to date, and we expect to spend significant additional amounts for product development, and research and development activities. As a result, we will need to generate significant additional revenue to achieve profitability. We may never have any significant revenue or achieve profitability. Even if we do establish substantial revenue and achieve profitability, we may not be able to sustain or increase profitability. In addition, changes to or interpretations of accounting methods or policies in the future, including changes requiring the expensing of stock options, may require us to reclassify, restate or otherwise change or revise our financial statements possibly increasing our reported losses.

  If we fail to obtain the capital necessary to fund our operations when needed, we may be forced to reduce or discontinue our operations.

        Pharmaceutical development is a costly and time-consuming process. We have limited resources and we will have to raise substantial additional financing in the future to carry out our research and development activities. The amount and timing of future capital expenditures will depend upon many factors, including:

  •
  the development of new products and technologies;

  •
  the acquisition of new products and technologies;

  •
  the cost of manufacturing resources for new products and technologies;

  •
  the nature of our relationship with any strategic partners that we are able to attract;

  •
  the progress of our research and development programs;

  •
  changes in manufacturing processes;

  •
  the magnitude and scope of these activities;

  •
  competing technological and marketing developments;

  •
  changes in facilities; and

  •
  changes in staffing levels.

        Our business will require substantial additional investment that we have not yet secured. We cannot be sure how much we will need to spend in order to develop, market and manufacture new products and technologies in the future. We expect to continue to spend substantial amounts on research and development, including amounts spent on conducting clinical trials for our product candidates. We expect that our monthly cash used by operations will increase for the next several years. We estimate that our cash on hand will be sufficient to fund our operations for at least the next 24 months.

        Further, we will not have sufficient resources to fully develop any new products or technologies unless we are able to raise substantial additional financing on acceptable terms. If additional funds are raised by issuing equity securities, further dilution to stockholders will result. Debt financing, if available, may involve restrictive covenants that could hamper our ability to operate our business, make certain investments or strategic acquisitions or raise additional capital. In addition to future equity and debt financing, we may obtain funds through arrangements with strategic partners or others that may require us to relinquish rights to certain of our technologies, any one of which could adversely affect our business and results of operations. We could also be required to seek these strategic partners at an earlier stage than we might otherwise prefer and on less favorable terms than might be otherwise available. Our failure to raise capital when needed would adversely affect our business, financial condition and results of operations, and could force us to reduce or discontinue our operations. Our inability to raise adequate capital could also cause us to have to relinquish, license or dispose of rights to products and technologies that we would otherwise attempt to develop or commercialize ourselves on less favorable terms that otherwise might be available.

  The outcome of our dispute with TL Ventures Funds regarding redemption of their debentures could reduce our available cash.

        TL Ventures Funds, one of our principal institutional investors, has advised us that it believes that the completion of the sale of the paclitaxel business to Mayne Pharma entitles it to have its $8 million on NaPro convertible subordinated debentures redeemed. We dispute this position. On October 1, 2003, we served TL Ventures Funds with a complaint that we filed in a Colorado state court. In our complaint, we seek a declaratory judgment from the court that the sale of the paclitaxel business does not permit TL Ventures Funds to have its convertible subordinated debentures redeemed. TL Ventures Funds has moved to dismiss this complaint. One of our directors, Marc Osrro, is also a partner in TL Ventures Funds. If TL Ventures Funds is successful in this dispute, we could be required to pay it up to $8 million to redeem the debentures. Any such payment would reduce our available capital resources and may adversely affect our ability to develop market and manufacture new products and technologies in the future.

  The recent sale of our paclitaxel business adversely affects our ability to achieve profitability.

        Prior to December 12, 2003, we relied on sales of paclitaxel to generate cash flow to fund a portion of our research and development and our other operations. In the nine months ended October 1, 2003, our paclitaxel business generated product sales of approximately $21.8 million and license fees of approximately $840,000. As a result of our sale of the paclitaxel business to Mayne Pharma, our ability to generate sufficient sales to support our operations depends primarily upon our development and commercialization of oncology and gene editing or other products or technologies, both of which are in the early developmental stages, the success of which cannot be assured.

        If we are unable to generate sufficient sales to support research and development and fund capital expenditures and operations, we may seek additional capital. We cannot assure that we will be able to obtain such capital on terms which are acceptable to us. In addition, the structure of the sale of our paclitaxel business and the specific assets and operations sold could adversely affect our business. Pursuant to the terms of the sale to Mayne Pharma, we are responsible for satisfying certain contingent obligations related to matters arising after the closing. If we have to divert resources from our research and development activities or raise additional capital in order to satisfy any contingent obligations, it could have a material adverse effect on our business and financial condition.

Risks Related to Our Status as a Public Company

  Our stock price may be volatile, and your investment in our stock could decline in value.

        The market price of our common stock has been and is likely to continue to be highly volatile. For example, during the fiscal year ended December 31, 2003, the closing sales price of our common stock as quoted on the Nasdaq National Market fluctuated from a low of $0.30 to a high of $3.08 per share. In the future, our stock price could be subject to wide fluctuations in response to many factors and events, including the following:

  •
  announcements by us or our competitors of research and development events;

  •
  quarterly fluctuations in our revenue and financial results;

  •
  approvals, delays in approvals, or non-approvals of our products in the primary world markets outside the United States, including Europe;

  •
  introductions of new products by us or our competitors;

  •
  adverse results or delays in clinical trials;

  •
  regulatory developments in both the United States and foreign countries;

  •
  developments or disputes concerning our patents and other proprietary rights;

  •
  developments in our relationships with current or future strategic partners or customers;

  •
  offers and sales of substantial amounts of our common stock in the public market; and

  •
  general and various factors affecting the biotechnology or pharmaceutical industries.

        In addition, the stock market in general, and the Nasdaq SmallCap Market and the market for technology companies in particular, have experienced substantial price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the issuers. Further, there has been particular volatility in the market prices of securities of pharmaceutical companies. These broad market and industry factors may adversely affect the market price of our common stock, regardless of operating performance. In the past, following periods of volatility in the market, securities class-action litigation has often been instituted against these companies. Any litigation instituted against us could result in substantial cost and a diversion of management's attention and resources, which could seriously harm our ability to achieve profitability.

  Future sales and issuances of common stock may dilute our stockholders or cause our stock price to fall.

        We may sell common stock in one or more transactions at prices and in a manner we determine from time to time. If we sell common stock in more than one transaction, stockholders who purchase stock may be materially diluted by subsequent sales. Such sales may also result in material dilution to our existing stockholders. Sales of a substantial number of shares of our common stock in the public market, or the perception that these sales might occur, could depress the market price of our common stock and could impair our ability to raise capital through the sale of additional equity securities.

        We have adopted a 1994 Long-Term Performance Incentive Plan and 1998 Stock Incentive Plan pursuant to which we grant stock options to our employees and directors. There are a total of 8,525,000 shares of our common stock reserved for issuance under these plans. Of the shares reserved for issuance, approximately 531,000 shares have been issued upon exercise of options, and approximately 7,600,000 shares are either subject to outstanding but unexercised stock option grants or remain available for future grant. In addition, approximately 400,000 shares have been granted to employees and consultants pursuant to these plans. Our stockholders will incur dilution upon exercise of certain of these outstanding stock options.

  If we fail to continue to meet all applicable Nasdaq SmallCap requirements and Nasdaq determines to delist our common stock, the delisting could adversely affect the market liquidity of our common stock and the market price of our common stock could decrease.

        Our common stock is listed on the Nasdaq SmallCap Market. In order to maintain our listing, we must meet minimum financial and other requirements. Currently, we meet all of the listing maintenance standards for the Nasdaq SmallCap Market. However, this may not continue to be the case. One of the Nasdaq SmallCap maintenance standards requires issuers to have either a minimum stockholders' equity of $2.5 million or a minimum market value of listed securities of $35.0 million. As of October 1, 2003 and January 31, 2004, our stockholders' equity/deficit was approximately $3.6 million (deficit) and $50.9 million (equity), respectively. As of October 1, 2003 and February 9, 2004, the market value of our common stock outstanding was approximately $50.4 million and $81.9 million, respectively.

        An additional Nasdaq requirement is that the bid price of an issuer's common stock must remain above $1.00 per share. On January 28, 2003, the Nasdaq staff notified us that the bid price of our common stock had closed below the required $1.00 per share for 30 consecutive trading days, and, accordingly, that we did not comply with Nasdaq's marketplace rule 4450(a)(5). We were provided 180 calendar days to regain compliance with this requirement, and we reestablished compliance on June 12, 2003, when our common stock maintained a bid price of greater than $1.00 for 10 consecutive business days. We cannot ensure that the bid price will remain over $1.00 per share. As of February 9, 2004, the bid price of our common stock was $2.65 and had been above $1.00 per share for 176 consecutive days.

        If we are unable to comply with Nasdaq's listing standards, Nasdaq may determine to delist our common stock from the Nasdaq SmallCap Market. If Nasdaq made a determination to delist our common stock, the delisting procedure would involve a process beginning with Nasdaq's notification and would include a hearing and the possibility of appeal. There is no assurance that at the end of this process our common stock would continue to be listed on the SmallCap Market. If our common stock were delisted for any reason, it could reduce the value of our common stock and its liquidity. Delisting could also adversely affect our ability to obtain financing for the continuation of our operations or to use our common stock in acquisitions. Delisting could result in the loss of confidence by suppliers, customers and employees.

  We have implemented anti-takeover provisions that may reduce the market price of our common stock.

        Our certificate of incorporation and bylaws provide that the board of directors will be divided into three classes, each consisting, as nearly as possible, of one-third of the total number of directors, with each class having a three-year term. Stockholders may take action only at a stockholders' meeting and not by written consent. Certain provisions of our certificate of incorporation and bylaws, including the provisions providing for a classified board of directors, may not be amended without the vote of at least 80% of the voting power of all of our capital stock entitled to vote generally in the election of directors, voting together as a single class. Our bylaws provide that stockholders wishing to nominate a director at an annual meeting or at a special meeting called for the purpose of electing directors or to bring business before any meeting of stockholders must comply with strict advance written notice provisions. Our bylaws also provide that special meetings of stockholders may be called only by the chairman of our board of directors, or certain of our officers, or by resolution of our directors.

        These provisions of our certificate of incorporation and our bylaws could discourage potential acquisition proposals and could delay or prevent a change in control. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by our board of directors. We also intended these provisions to discourage certain types of transactions that may involve an actual or threatened change of control. We designed these provisions to reduce our vulnerability to unsolicited acquisition proposals and to discourage certain tactics that may be used in proxy contests. These provisions, however, could also have the effect of discouraging others from making tender offers for our shares. As a consequence, they also may inhibit fluctuations in the market price of our shares that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in our management.

        We are permitted to issue shares of our preferred stock without stockholder approval upon such terms as our board of directors determines. Therefore, the rights of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of our preferred stock that may be issued in the future. In addition, the issuance of preferred stock could have a dilutive effect on the holdings of our current stockholders.

        In November 1996, we adopted a stockholder rights plan and distributed a dividend for each share of common stock. This dividend took the form of a right, which entitles the holders to purchase one one-hundredth of a share of a new series of junior participating preferred stock, Series B. The stockholder rights plan was amended and restated in September 2001. In certain events after the rights become exercisable they will entitle each holder, other than the acquirer, to purchase, at the rights' then current exercise price (currently set at $60), a number of shares of common stock having market value of twice the right's exercise price or a number of the acquiring company's common shares having a market value at the time of twice the rights' exercise price. The adoption of the rights plan makes it more difficult for a third party to acquire control of us without the approval of our board of directors.

        We are also subject to provisions of Delaware law that prohibit us from engaging in any business combination with any "interested stockholder," meaning generally that a stockholder who beneficially owns more than 15% of our stock cannot acquire us for a period of three years from the date this person became an interested stockholder, unless various conditions are met, such as approval of the transaction by our board of directors.

Other Risks Related to Our Business

  The loss of our Chairman and Chief Executive Officer, Leonard P. Shaykin or other key executives, could severely harm our business.

        We are highly dependent upon the services of a limited number of key executives. We have an employment agreement with Mr. Shaykin and certain other of these key executives. The employment agreements can be terminated by either party under certain circumstances. The loss of the services of one or more of these executives could have a material adverse affect on our business, financial condition and results of operations.

  We may be unable to renew or extend the leases on our leased facilities.

        As of February 9, 2004, we lease space for administrative offices and research and development. Significant leases begin to expire in 2007. We may be unable to renew or extend existing leases or replace leases with new agreements on acceptable terms. If we are unable to renew existing leases and need to move our operations out of an existing facility, we may incur significant expense and experience substantial disruption to our operations which could adversely affect our business, financial condition and results of operations.

Special Note Regarding Forward-Looking Information

        This Form 8-K/A contains "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. In some cases, you can identify these forward-looking statements by words such as "may," "will," "expect," "intend," "anticipate," "believe," "estimate," "plan," "could," "should" and "continue" and other similar words and expressions. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we cannot assure you that these expectations will prove to be correct. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause our actual results, performance or achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. The Risk Factors listed above could cause such differences. We undertake no obligation to update any of the forward-looking statements after the date of this Form 8-K/A to conform such statements to actual results, except to the extent required by law.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

(b)
Pro Forma Financial Information.

        The pro forma financial statements included in this Form 8-K/A are as follows:

Financial Statement Description	Page
NaPro BioTherapeutics, Inc. Unaudited Pro Forma Condensed Balance Sheet as of October 1, 2003	22
NaPro BioTherapeutics, Inc. Unaudited Pro Forma Condensed Statement of Operations For the Nine Months Ended October 1, 2003	23
NaPro BioTherapeutics, Inc. Unaudited Pro Forma Condensed Statement of Operations For the Twelve Months Ended December 31, 2002	24

NaPro BioTherapeutics, Inc.

Unaudited Pro Forma Condensed Balance Sheet

As of October 1, 2003

(In thousands)

	As Reported	Adjustments	Notes	Pro Forma Balance Sheet
ASSETS
Current assets:
Cash and cash equivalents	$4,883	$45,936	(1)	$50,819
Accounts receivable	8,206	(8,206)	(2)	—
Inventory	3,917	(3,917)	(3)	—
Prepaid expense and other current assets	1,064	(106)	(4)	958

Total current assets	18,070	33,707		51,777
Property, plant and equipment, net	9,760	(8,090)	(5)	1,670
Inventory—raw materials	6,171	(6,171)	(3)	—
Other assets	3,048	(42)	(6)	3,006

Total assets	$37,049	$19,404		$56,453

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$6,826	$(4,533)	(7)	$2,293
Accrued payroll and payroll taxes	1,783	(208)	(8)	1,575
Notes payable—current portion	20,078	(19,946)	(9)	132
Deferred income	1,250	(1,120)	(10)	130

Total current liabilities	29,937	(25,807)		4,130
Notes payable—long term	63	—		63
Deferred income—long term	5,047	(5,047)	(10)	—
Convertible debentures	5,557	—		5,557
Stockholders' equity:
Preferred stock, $.001 par value; 2,000,000 shares authorized; none issued	—	—		—
Common stock, $.0075 par value; 64,000,000 shares authorized; 30,756,384 shares issued at October 1, 2003	231	—		231
Additional paid-in capital	111,016	—		111,016
Accumulated deficit	(114,621)	50,258	(11)	(64,363)
Treasury stock, 54,306 shares at cost at October 1, 2003	(181)	—		(181)

Total stockholders' equity (deficit)	(3,555)	50,258		46,703

Total liabilities and stockholders' equity (deficit)	$37,049	$19,404		$56,453

NaPro BioTherapeutics, Inc.

Unaudited Pro Forma Condensed Statement of Operations

For the Nine Months Ended October 1, 2003

(In thousands, except per share data)

	As Reported	Adjustments	Notes	Pro Forma
Product sales	$21,750	$(21,711)	(12)	$39
Expenses:
Cost of sales	13,977	(13,549)	(13)	428
Research and development	7,743	(924)	(14)	6,819
General and administrative	9,093	(970)	(15)	8,123
Loss on disposal of assets	1,048	—		1,048

	31,861	(15,443)		16,418

Operating (loss) income	(10,111)	(6,268)		(16,379)
Other income (expense):
Gain on sale of paclitaxel business	—	55,838	(16)	55,838
License fee income	840	(840)	(17)	—
Interest income	64	447	(18)	511
Interest expense	(1,736)	1,081	(19)	(655)

(Loss) income before income tax	(10,943)	50,258		39,315
Provision for income tax	—	663	(20)	663

Net (loss) income	$(10,943)	$49,595		$38,652

Basic (loss) income per share	$(0.36)			$1.27

Diluted (loss) income per share	$(0.36)			$1.27

Basic and weighted average shares outstanding	30,397		(21)	30,397

Diluted weighted average shares outstanding	30,397		(21)	30,464

NaPro BioTherapeutics, Inc.

Unaudited Pro Forma Condensed Statement of Operations

For the Twelve Months Ended December 31, 2002

(In thousands, except per share data)

	As Reported	Adjustments	Notes	Pro Forma
Product sales	$34,193	$(34,193)	(12)	$—
Expenses:
Cost of sales	23,976	(23,976)	(13)	—
Research and development	15,879	(5,687)	(14)	10,192
General and administrative	10,109	(590)	(15)	9,519

	49,964	(30,253)		19,711

Operating (loss) income	(15,771)	(3,940)		(19,711)
Other income (expense):
Gain on sale of paclitaxel business	—	54,279	(16)	54,279
License fee income	8,902	(8,902)	(17)	—
Interest income	267	914	(18)	1,181
Interest expense	(2,063)	1,340	(19)	(723)

(Loss) income before income tax	(8,665)	43,691		35,026
Provision for income tax	—	542	(20)	542

Net (loss) income	$(8,665)	$43,149		$34,484

Basic (loss) income per share	$(0.29)			$1.16

Diluted (loss) income per share	$(0.29)			$1.10

Basic weighted average shares outstanding	29,606		(21)	29,606

Diluted weighted average shares outstanding	29,606		(21)	31,268

Notes:

        The adjustments represent the sale of the Company's paclitaxel business and the elimination of the assets, liabilities and operations related to the paclitaxel business. The balance sheet assumes the transaction occurred on October 1, 2003; the income statements assume the transaction occurred on January 1, 2003 and January 1, 2002.

(1)
Cash proceeds primarily from the sale of the paclitaxel business and the conversion of accounts receivable, less the repayment of debt associated with paclitaxel operations (see Notes 7, 8 and 9).

(2)
Collection of accounts receivable related to the paclitaxel business.

(3)
Sale of finished goods, work in process and raw materials used in the manufacture of paclitaxel. The Company has the right to retain certain finished goods inventory, however, these statements assume no inventory is retained. Such a retainage could result in a negative inventory adjustment to the sales price which would reduce the proceeds received from the sale.

(4)
Sale of prepaid expense and other current assets that directly relate to the paclitaxel business.

(5)
Sale of property, plant and equipment used in the manufacturing of paclitaxel and equipment and leasehold improvements to be abandoned or disposed of.

(6)
Deposits for facilities sold with the paclitaxel business.

(7)
Elimination of obligations specifically identified with the paclitaxel business.

(8)
Accrued wages, fringe benefits and payroll taxes for personnel associated with paclitaxel manufacturing operations.

(9)
Note due to Abbott Laboratories, net of unamortized issuance costs, retired with the proceeds from the sale of the paclitaxel business.

(10)
Deferred income from license fees that is recognized with the sale of the paclitaxel business.

(11)
Net income derived primarily from the gain on the sale of the paclitaxel business.

(12)
Sales of paclitaxel.

(13)
Cost of paclitaxel sold and acceleration of vesting on restricted stock issued as a retention bonus to certain employees in the paclitaxel business.

(14)
Research and development expenses allocated to the paclitaxel business primarily based upon labor costs charged to paclitaxel projects.

(15)
General and administrative expenses allocated to the paclitaxel business consists of wages, fringe benefits and payroll taxes of personnel that will transfer with the sale of the paclitaxel business, and for the 2003 period includes accelerated depreciation of leasehold improvements to be abandoned or disposed of.

(16)
Gain on sale of the paclitaxel business represents the gain on the sale of the business (the net proceeds, or the purchase price received less the expenses relating to the asset sale of $1,602,000, less the net book value of the assets purchased), the recognition of all deferred income related to paclitaxel, reduced by the loss on paclitaxel related assets sold or abandoned and the loss associated with unamortized debt issuance costs related to the retired Abbott note.

(17)
License fee income consists of deferred income recognized with the sale of the paclitaxel business and for the period ended December 31, 2002 also an elimination of an $8.0 million milestone payment.

(18)
Interest income earned on additional cash received from the sale.

(19)
Interest expense accrued and/or paid on the note due to Abbott.

(20)
Tax expense is due to the estimated alternative minimum tax.

(21)
In connection with the sale of the paclitaxel business, NaPro's Board of Directors granted a total of 1,250,000 stock options to officers of the Company under the 1994 Stock Option Plan at an exercise price of $1.55. These options vest no later than September 2, 2008. Vesting would be partially accelerated if the 20-day average closing price of NaPro's common stock exceeds $2.02 and vesting would be fully accelerated if the 20-day average closing price exceeds $4.65. The Company does not record expense for options granted in accordance with Accounting Principles Board Opinion No. 25. The additional total compensation expense that would be related to the sale transaction if the options had been expensed under the fair value method would have been $1,700,000 over the next five years.

(c)
Exhibits.

Exhibit No.	Description
4.10	Certificate of Elimination of Convertible Preferred Stock, Series A(1)
4.11	Certificate of Elimination of Series C Senior Convertible Preferred Stock.(1)
4.12	Certificate of Increase of Series B Junior Participating Preferred Stock.(1)

(1)
Incorporated by reference from the Company's Registration Statement on Form S-3 filed on August 8, 2003, as amended (Registration No. 333-107817).

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NAPRO BIOTHERAPEUTICS, INC.
Dated: February 11, 2004	By:	/s/ GORDON LINK Gordon Link Chief Financial Officer

QuickLinks

  Item 5. Other Events and Required FD Disclosure.
Risk Factors
Special Note Regarding Forward-Looking Information
  Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.
NaPro BioTherapeutics, Inc. Unaudited Pro Forma Condensed Balance Sheet As of October 1, 2003 (In thousands)
NaPro BioTherapeutics, Inc. Unaudited Pro Forma Condensed Statement of Operations For the Nine Months Ended October 1, 2003 (In thousands, except per share data)
NaPro BioTherapeutics, Inc. Unaudited Pro Forma Condensed Statement of Operations For the Twelve Months Ended December 31, 2002 (In thousands, except per share data)
SIGNATURES